ADDENDUM TO DECEMBER 1, 2012 EMPLOYMENT AGREEMENT

This Addendum to the December 1, 2012 Employment Agreement (“Addendum”) is an addendum to the Employment Agreement between Poly Shield Technologies, Inc., a Delaware corporation (the “Company”), and Rasmus Norling (“Executive”), which is dated December 1, 2012 (“the Employment Agreement”), and shall become effective as of December 30, 2013.  This Addendum shall set forth additional terms, conditions and agreements between the Company and the Executive to the Employment Agreement and shall be incorporated by this reference into the Employment Agreement as if set forth fully therein.  Should there be any conflict between the terms of the Employment Agreement and this Addendum, the terms and conditions of this Addendum shall control.

WHEREAS, because of mutual challenges arising from changes in circumstances, each party to the Employment Agreement requires additional time to discharge its obligations under the Employment Agreement and to consider alternatives.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows.

1.

The foregoing recital is incorporated into and made a part of this Addendum.

2.

Notwithstanding anything in the Employment Agrement or this Addendum to such Employment Agreement to the contrary, the time for performance of any obligation or undertaking of the Executive set forth in such Employment Agreement or this Addendum, shall be extended until February 28, 2014, including but not limited to any obligation to procure for the Company Qualifying Contracts as defined in the Employment Agreement.

3.

The third paragraph of Section 4.2(d) of the Employment Agreement shall be deleted in its entirety and in its place substituted the following set forth below:

Any Custodial Stock that does not become eligible for Release prior to February 28, 2014, shall be immediately forfeited and returned to the Company and all rights of the Executive with respect to such shares shall terminate in their entirety.

4.

Section 2.1 of the Employment Agreement shall be deleted in its entirety and in its place the following substituted:

2.1

Job Title.  Executive shall serve as Chief Technical Officer and Chairman of the Company.  In such position, Executive shall have such duties and authority as are consistent therewith.  Executive shall report to the Company’s Board of Directors (the “Board”).

5.

Both parties agree to notify the escrow agent consistent with the content of this Addendum and agree to take all steps necessary to insure the escrow arrangements are consistent  with the Employment Agreement as amended through this Addendum.

Dated and effective as of December 30, 2013.

Company:	Executive:

POLY SHIELD TECHNOLOGIES, INC.

/s/ James Pakulis	/s/ Rasmus Norling
By: James Pakulis	Rasmus Norling